FORM 10-Q

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C.  20219


              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 AND 12CFR16.3

                For the quarterly period ended September 30, 1997

                                       or

             [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ______ to ______

      For the Quarter Ended September 30, 1997     Commission File Number:


                              GOLETA NATIONAL BANK
             (Exact name of registrant as specified in its charter)


         California                                      77-0194455
 (State or other jurisdiction               (I.R.S. Employer Identification No.)
 of incorporation or organization)


5827 Hollister Ave., Goleta, California                       93117
(Address of Principal Executive Offices)                   (Zip Code)

(Registrant's telephone number, including area code)     (805) 683-4944


     Indicate by check mark whether the registrant (1) has filed all reports Required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 and 12CFR16.3 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


             YES  X                                              NO

 Number of shares of common stock of the registrant: 1,521,423 outstanding as of
                                October 30, 1997

                        This Form 10-Q contains 12 pages.



PART  1  -  FINANCIAL  INFORMATION

GOLETA  NATIONAL  BANK
BALANCE  SHEETS
DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE  AMOUNTS
                                                                        September 30,  December 31,
                                                                               1997      1996
                                                                              -------  --------
ASSETS
Cash and due from banks                                                       $ 3,633  $ 3,777
Federal funds sold                                                             15,955    9,015
  Total cash and cash equivalents                                              19,588   12,792
Time deposits in other financial institutions                                   1,783    2,378
Federal reserve bank stock                                                        244      156
Investment securities held to maturity, at cost,
  fair value of $1,497 at September 30, 1997 and $1,998 at December 31, 1996    1,497    1,998
Investment securities held for trading, at fair value                           2,674        -
Loans
  Held for investment, net of allowance for loan
   losses of $1,320 in 1997 and $1,409 in 1996                                 56,507   50,591
  Held for sale, at lower of cost or fair value                                10,500    6,809
Other real estate owned, net                                                      231       60
Premises and equipment, net                                                     2,577    2,407
Servicing assets                                                                  485    2,232
Accrued interest receivable and other assets                                    1,695    1,461
                                                                              -------  --------

TOTAL ASSETS                                                                  $97,781  $80,884
                                                                              =======  ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing demand                                                $18,277  $15,235
    Interest-bearing demand                                                    13,213   11,579
    Savings                                                                    12,438   10,362
    Time certificates of $100,000 or more                                      16,589   11,349
    Other time certificates                                                    24,697   22,080
                                                                              -------  --------

          Total deposits                                                       85,214   70,605

  Accrued interest payable and other liabilities                                1,026      219
                                                                              -------  --------

          Total liabilities                                                    86,240   70,824
                                                                              -------  --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.50 par value: 4,000,000 shares authorized:
  1,521,423 and 1,473,492 shares issued and outstanding at September 30,
  1997 and December 31, 1996                                                    3,804    3,684
  Additional paid-in capital                                                    4,616    4,406
  Retained earnings                                                             3,121    1,970
                                                                              -------  --------

          Total stockholders' equity                                           11,541   10,060
                                                                              -------  --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $97,781  $80,884
                                                                              =======  ========

See notes to financial statements.


GOLETA  NATIONAL  BANK
STATEMENTS  OF  INCOME
(UNAUDITED)

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

                                                   For the Three Months  For the Nine Months
                                                     Ended September 30  Ended September 30
                                                          1997    1996    1997    1996
                                                         ------  ------  ------  ------
INTEREST INCOME:
  Loans, including fees                                  $1,909  $1,648  $5,461  $4,615
  Federal funds sold                                         89      85     253     200
  Time deposits in other financial institutions              26      22      89      60
  Investment securities                                      29      23      91      77
                                                         ------  ------  ------  ------

          Total interest income                           2,053   1,778   5,894   4,952

INTEREST EXPENSE ON DEPOSITS                                747     610   2,087   1,790
                                                         ------  ------  ------  ------

NET INTEREST INCOME                                       1,306   1,168   3,807   3,162

PROVISION FOR LOAN LOSSES                                   100     110     260     335
                                                         ------  ------  ------  ------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES                                                  1,206   1,058   3,547   2,827

OTHER INCOME:
  Gains from loan sales                                   1,239     549   2,869   2,101
  Loan origination fees                                     892     721   2,756   1,754
  Loan servicing income                                     139     120     504     459
  Service charges and other income                          239     243     703     575
                                                         ------  ------  ------  ------

          Total other income                              2,509   1,633   6,832   4,889
                                                         ------  ------  ------  ------

OTHER EXPENSES:
  Salaries and employee benefits                          1,897   1,340   5,345   4,009
  Occupancy expenses                                        373     306   1,087     852
  Postage and freight                                       244     134     591     386
  Advertising                                               137      96     396     218
  Other operating expenses                                  316     297     982     867
                                                         ------  ------  ------  ------

          Total other expenses                            2,967   2,173   8,401   6,332
                                                         ------  ------  ------  ------

INCOME BEFORE PROVISION FOR INCOME
TAXES                                                       748     518   1,978   1,384

PROVISION FOR INCOME TAXES                                  310     213     827     577
                                                         ------  ------  ------  ------

NET INCOME                                               $  438  $  305  $1,151  $  807
                                                         ======  ======  ======  ======

NET INCOME PER COMMON SHARE AND COMMON SHARE EQUIVALENT  $ 0.25  $ 0.25  $ 0.66    0.75
                                                         ======  ======  ======  ======
NET INCOME PER COMMON SHARE - ASSUMING FULL DILUTION     $ 0.25  $ 0.25  $ 0.65    0.75
                                                         ======  ======  ======  ======

See notes to financial statements.


GOLETA  NATIONAL  BANK
STATEMENTS  OF  CASH  FLOWS
(UNAUDITED)
DOLLAR  AMOUNTS  IN  THOUSANDS

                                                                                    For the Nine Months
                                                                                     Ended September 30,
                                                                                       1997      1996
                                                                                     --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                        $ 1,151   $   807
   Adjustments to reconcile net income to net cash used in
       operating activities:
       Provision for loan losses                                                         260       335
       Depreciation and amortization                                                     427       349
       Gain (loss) on sale of other real estate owned                                     31       (41)
       Gain on sale of loans held for sale                                            (1,944)     (854)
       Origination of servicing and interest only strip assets, net of amortization     (925)   (1,054)
       Changes in operating assets and liabilities:
       Accrued interest receivable and other assets                                     (235)      692
       Accrued interest payable and other liabilities                                    808      (113)
                                                                                     --------  --------

            Net cash (used in) provided by operating activities                         (427)      121
                                                                                     --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of held-to-maturity investment securities
      and Federal Reserve Bank stock                                                     (87)   (1,522)
      Maturities of HTM securities                                                       500     1,000
      Net decrease in time deposits in other financial institutions                      595      (694)
      Net increase in loans                                                           (8,196)   (2,074)
      Proceeds from sale of other real estate owned                                       69       393
      Purchase of premises and equipment                                                (597)     (680)
                                                                                     --------  --------

         Net cash used in investing activities                                        (7,716)   (3,577)
                                                                                     --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand deposits, and savings accounts                    6,752    (1,470)
   Net  increase (decrease)  in time certificates                                      7,857      (847)
   Cash dividends paid                                                                     -       (71)
   Net proceeds of Secondary Stock Offering                                                -     2,800
   Exercise of Stock Warrants                                                            223         -
   Exercise of Stock Options                                                             107         -
                                                                                     --------  --------

         Net cash provided by financing activities                                    14,939       412
                                                                                     --------  --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   6,796    (3,044)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        12,792    11,146
                                                                                     --------  --------
CASH AND CASH EQUIVALENTS,  END OF PERIOD                                            $19,588   $ 8,102
                                                                                     ========  ========

See notes to financial statements.


                              GOLETA NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS

              For the nine months ended September 30, 1997 and 1996

1. Summary of Significant Accounting Policies. See note 1 of the Notes to Financial Statements in Goleta National Bank's 1996 Annual Report on form 10-K.

     Loans Held for Sale - The guaranteed portion of loans insured by the SBA and FHA Title I home improvement loans, which are originated and are intended for sale in the secondary market, are carried at the lower of cost or estimated market value. Funding for SBA and FHA programs depends on annual appropriations by the U.S. Congress, and accordingly, the sale of loans under these programs is dependent on the continuation of such programs.

     The Bank sells SBA and FHA Title I loans with servicing retained. On January 1, 1997, the Bank adopted Statement of Financial Accounting Standard ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" This statement supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." Under SFAS No. 125, the Bank is required to identify the servicing and 'interest only strip' asset components of each loan sold. The 'interest only strip' represents the difference between the right to future interest and the contractual servicing rate. At the date of sale, gains or losses are recorded based on the relative fair market values of the components. The remaining components are then valued based on their classification under SFAS No. 115. Loan servicing costs are charged to expense as incurred. The adoption of SFAS No. 125 did not have a significant impact on earnings or capital for financial statement purposes.

 2. Certain reclassifications have been made in the 1996 financial information to conform to the presentation used in 1997.

3. In the ordinary course of business, the Bank enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying financial statements. As of September 30, 1997, the Bank had entered into commitments with certain customers amounting to $16.6 million compared to $12.8 million at December 31, 1996. Letters of credit at September 30, 1997 and December 31, 1996 were $207,000 and $50,000.

4. The interim consolidated financial statements are unaudited and reflect all adjustments and reclassifications which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial condition for the interim period. All adjustments and reclassifications are of a normal and recurring nature. Results for the period ending September 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

5. Net income per share has been computed based on the weighted average number of common shares and common share equivalents outstanding during each period, which was 1,755,269 and 1,265,017 for the three months and 1,753,432 and 1,138,291 for the nine months ended September 30, 1997 and 1996. Net income per share - assuming full dilution has been computed based on the weighted average number of common shares and common share equivalents outstanding during each period, which was 1,777,252 and 1,287,391 for the three months and 1,775,055 and 1,166,213 for the nine months ended September 30, 1997 and 1996.

6. Supplemental cash flow information. During the nine-month period ended September 30, 1997, loans amounting to $272,000 were transferred to Other Real Estate Owned ("OREO") as a result of foreclosure on the real properties held as collateral. During the nine-month period ended September 30, 1997, the Bank sold OREO with a book value of $101,000. In addition, the Bank transferred
$2,340,000 from an excess servicing asset to an interest-only strip asset in accordance with SFAS No. 125.

7. On October 16, 1997, the Bank paid $570,000 for a 70% interest in Electronic Paycheck, LLC, a California company that has developed systems to allow companies to pay their employees by issuing them a card or "electronic paycheck". The systems were originally developed to pay factory workers in Kazakhstan. The card is currently being used by companies in the agricultural sector to pay their workers, many of whom do not have bank accounts. Goleta National provides access to ATM and Point-of-Sale (POS) networks so that the cardholders have access to their cash at thousands of locations virtually worldwide.

 8. On October 30, 1997, the shareholders of the Bank approved a merger whereby the Bank will become a wholly owned subsidiary of Community West Bancshares ("CWB"). Under the plan of reorganization, shareholders of the Bank would receive shares in CWB on a share for share basis without recognition of gain or loss for tax purposes. It is contemplated that the reorganization, which is subject to regulatory approval, will be consummated prior to year end and that the holding company stock will be listed on the NASDAQ National Market ("NASDAQ") after the consolidation is effective.


                                       4
                              GOLETA NATIONAL BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

Management's discussion and analysis is written to provide greater insight into the results of operations and the financial condition of Goleta National Bank.
For a more complete understanding of Goleta National Bank and its operations, reference should be made to the financial statements included in this report and the Bank's 1996 Annual Report on Form 10-K.

                              RESULTS OF OPERATIONS

The Bank reported net earnings of $438, and $1,151, for the three and nine months ended September 30, 1997, an increase of $133, or 43.6%, and $344, or 42.6% compared to $305, and $807, for the three and nine months ended September 30, 1996. Primary earnings per share were $.25 and $.66 for the three and nine months ended September 30, 1997, compared to $.25 per share and $.75 per share in 1996. Primary earnings per share is calculated using weighted average number of shares outstanding for the period, plus the net effect of outstanding warrants and vested options using the treasury stock method. Fully diluted earnings per share were $.25 and $.65 for the three and nine months ended September 30, 1997, compared to $.25 per share and $.75 per share in 1996. Fully diluted earnings per share is calculated the same way, as primary earnings per share, except the number of granted stock options is used in place of vested stock options. Although earnings were up by 43.6%, earnings per share, for the nine month period, decreased as a result of a stock offering completed in August 1996; which increased the number of shares going into the 1997 earnings per share calculation by 52.2%. The book value per share increased from $6.83 at December 31, 1996, to $7.58 at Septemer 30, 1997. For the three and nine months ended September 30, 1997, the annualized return on average assets was 1.9% and 1.8% compared to 1.7% and 1.5% in 1996. The annualized return on average equity was 15.5% and 14.3% for the three and nine months ended September 30, 1997, and 15.1% and 15.0% for the three and nine months ended
September  30,  1996.

NET  INTEREST  INCOME/NET  INTEREST  MARGIN
One component of the Company's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid for deposits and borrowed funds. The net interest margin is net interest income expressed as a percentage of average earning assets.

The net interest margin was 6.0% and 6.1% for the three and nine months ended September 30, 1997, compared to a net interest margin of 7.1% and 6.4% for the three and nine months ended September 30, 1996. Net interest income totaled $1,306 and $3,807 for the three and nine months ended September 30, 1997. This represented an increase of $138, or 11.8%, and $645, or 20.4% from net interest income of $1,168 and $3,162 for the three and nine months ended September 30, 1996. Earning assets averaged $86,981 and $82,723 for the three and nine months ended September 30, 1997. This represented an increase of $21,469, or 32.8%, and $16,473, or 24.9% over average earning assets of $65,512 and $66,250 for the three and nine months ended September 30, 1996.
For the three and nine months ended September 30, 1997, the Bank earned interest and fees of $2,053 and $5,894 on average loans of $64,597 and $62,652, representing an annualized yield of 12.7% and 12.5%. For the three and nine months ended September 30, 1996, the Bank earned interest and fees of $1,778 and $4,952 on average loans of $54,801 and $54,134, for an annualized yield of 13.0% and 12.2%.

CREDIT  LOSS  EXPERIENCE
The Bank maintains an allowance for potential credit losses. The allowance is increased by a provision for credit losses charged against operating results and from recoveries on loans previously charged off. The allowance is reduced by loan losses charged to the allowance. The allowance for credit losses was $1,320 at September 30, 1997, versus $1,409 at December 31, 1996. At September 30, 1997, the allowance for credit losses was equal to 1.9% of gross loans as compared to 2.4% of gross loans at December 31, 1996.

For the three and nine months ended September 30, 1997, the provision for credit losses was $100 and $260 representing a decrease of $10, or 9.1% and $75, or 22.4% over a provision for credit losses of $110 and $335 for the three and nine months ended September 30, 1996. Losses charged to the allowance for credit losses, net of recoveries, totaled $81 and $348 for the three and nine months ended September 30, 1997, compared to a net charge of $21, and $417, for the three and nine months ended September 30, 1996.

Nonaccrual loans increased to $925 at September 30, 1997, compared to $617 at December 31, 1996. This represented an increase of $308, or 49.9%. The nonaccrual loans decreased during the third quarter from $998 at June 30, 1997, a decrease of $73, or 7.3% compared to September 30, 1997. The Company has adopted the methods prescribed by SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" for determining the fair value of specific loans for which the eventual collection of all principal and interest is considered impaired.

While management believes that the allowance was adequate at September 30, 1997, to absorb losses from any known or inherent risks in the portfolio, no assurance can be given that economic conditions which adversely affect the Bank's service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

OTHER  OPERATING  INCOME
Other operating income includes service charges on deposit accounts, gains on sale of loans, servicing fees, and other revenues not derived from interest on earning assets. Other operating income for the three and nine months ended
September 30, 1997, was $2,509 and $6,832. This represented an increase of $876, or 53.6%, and $1,943, or 39.7% over other operating income of $1,633 and $4,889 for the three and nine months ended September 30, 1996. The increase was because of continued emphasis by the Bank on generating noninterest income. The Bank has opened additional loan production offices since September 1996, creating an increase in loan originations and sales volume. The Bank continues to see increased revenue from electronic commerce.

OTHER  OPERATING  EXPENSES
Other expenses include salaries and employee benefits, occupancy and equipment, and other operating expenses. The continued growth of the Bank required additional staff and overhead expense to support the continued high level of customer service, which increased the cost of occupying the Bank's offices. Although compensation expenses have grown significantly, approximately 40% of the Bank's personnel derive some or all of their compensation based on income production. This means that a significant portion of compensation is tied to increases in revenues instead of being a fixed expense. Other operating expenses totaled $2,967 and $8,401 for the three and nine months ended September 30, 1997. This represented an increase of $794, or 36.5%, and $2,069, or 32.7% over other operating expenses of $2,173 and $6,332 for the three and nine months ended September 30, 1996. The increase in other expenses for the periods compared was primarily because of compensation related to loan originations and sales, the purchase of data processing hardware and software, and an increase in advertising. The increase on other operating expense of 32.7% is offset by the 39.7% increase in other operating income. The Bank's ratio on noninterest income to noninterest expense for the first nine months of 1997 was 81.3%, versus 77.2% for the same period of 1996.


                             BALANCE SHEET ANALYSIS

At September 30, 1997, total assets were $97,781, representing an increase of $16,897, or 20.9%, from total assets of $80,884 at December 31, 1996. Total deposits of $85,214 at September 30, 1997, increased $14,609, or 20.7% from $70,605 at December 31, 1996. Net loans increased $9,607, or 16.7%, from
$57,400  at  December  31,  1996,  to  $67,007  at  September  30,  1997.

INVESTMENT  SECURITIES
At September 30, 1997, investment securities (including federal funds sold) totaled $22,153. This represented an increase of $8,606, or 63.5%, over total investments of $13,547 at December 31, 1996. This increase is, in part, a result of the implementation of the SFAS No. 125. Under SFAS No. 125, the Bank is required to recognize the present value of the right to receive future interest on loans sold less the contractual servicing rate. The 'interest only strip' created is classified as an 'investment security - held for trading'. Subsequent changes in the fair market value of the asset are adjusted through current earnings.

DEPOSITS  AND  OTHER  BORROWINGS
At September 30, 1997, deposits totaled $85,214. This represented an increase of $14,609, or 20.7%, over total deposits of $70,605 at December 31, 1996.

Noninterest bearing demand deposits totaled $18,277 at September 30, 1997. This represented an increase of $3,042, or 20.0% over noninterest bearing demand deposits of $15,235 at December 31, 1996.



LIQUIDITY
The Bank has an asset and liability management program which aids management in maintaining its interest margins during times of both rising and falling interest rates and in maintaining sufficient liquidity. Liquidity of the Bank at September 30, 1997, was 32.4% and at December 31, 1996, was 29.7%, based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available for sale) divided by total assets. Management believes it maintains adequate liquidity levels.

CAPITAL  RESOURCES
The Bank's equity capital was $11,541 at September 30, 1997. The primary source of capital for the Bank has been the retention of net income. In addition, the Bank raised $2.8 million through a secondary stock offering in 1996. During the stock offering, 472,653 warrants were issued; these warrants are exercisable at $8.75 and expire June 30, 1998. As of September 30, 1997, 27,415 warrants have been exercised, leaving 445,238, or $3.9 million that may be exercised. This increased capital, if obtained, will be used for possible merger or acquisition activity, as well as to allow continued growth.

The Bank is required to meet risk-based capital standards set by the respective regulatory authorities. The risk-based capital standards require the achievement of a minimum ratio of total capital to risk-weighted assets of 8.0% (of which at least 4.0% must be Tier 1 capital). In addition, the regulatory authorities require the highest rated institutions to maintain a minimum leverage ratio of 4.0%. At September 30, 1997, the Bank exceeded the minimum risk-based capital ratio and leverage ratio required to be considered "Well Capitalized."




Table 1 below presents the Bank's risk-based and leverage capital ratios as of September 30,
1997  and  December  31,  1996:

TABLE  1  -  REGULATORY  CAPITAL  RATIOS

                                 MINIMUM
                   MINIMUM         WELL
CAPITAL RATIOS   REQUIREMENT   CAPITALIZED   SEPTEMBER 30, 1997   DECEMBER 31, 1996
---------------  ------------  ------------  -------------------  ------------------
Risk-based
Capital Ratios:
   Tier I               4.00%         6.00%               15.49%              13.61%
   Total                8.00%        10.00%               16.75%              14.88%
Leverage Ratio          4.00%         5.00%               12.63%              11.33%


                           PART II - OTHER INFORMATION


          Item  1     -     Legal  Proceedings
                            Not  Applicable

          Item  2     -     Changes  in  Securities
                            Not  Applicable

          Item  3     -     Defaults  upon  Senior  Securities
                            Not  Applicable

          Item  4     -     Submission  of Matters to a Vote of Security Holders
                            Not  Applicable

          Item  5     -     Other  Information

On March 26, 1997, the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp for the purpose of creating a multibank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") will be renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, will become member bank subsidiaries of CWB.

Each shareholder of the Registrant will receive approximately .55 shares of CWB Common Stock for each share of the Registrant's Common Stock held as of the record date of the merger.

Consummation of the merger is subject to the receipt of various regulatory approvals, including but not limited to, approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of each entity is also required.

          Item  6     -     Exhibits  and  Reports  on  Form  8-K

                    (a)     Exhibits
                            Not  Applicable

                    (b)     Reports  on  Form  8-K
                            Not  Applicable


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934 and 12CFR16.3, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              GOLETA NATIONAL BANK
                              --------------------
                                  (Registrant)




                                    By: /S/ C.  Randy  Shaffer
                                        ----------------------
     Date:  November  7,  1997          C.  Randy  Shaffer
                                        Executive  Vice  President
                                        Chief  Financial  Officer



                           PART II - OTHER INFORMATION


          Item  1     -     Legal  Proceedings
                            Not  Applicable

          Item  2     -     Changes  in  Securities
                            Not  Applicable

          Item  3     -     Defaults  upon  Senior  Securities
                            Not  Applicable

          Item  4     -     Submission  of Matters to a Vote of Security Holders

                    (a) The date of the meeting and whether it was an annual or special meeting
                            October  30,  1997  Special  Meeting

                    (b) The name of each director elected at the meeting Not Applicable

                    (c) Description of each matter voted upon and the number of votes cast for, against or withheld

                            Proposal 1 - Merger of the Bank into Community West Bancshares 1,102,128 votes for, 2,431 votes against and 14,043 votes withheld

                            Proposal 2 - approval of stock option plan 1,073,838 votes for, 19,932 votes against, and 24,832 votes withheld


          Item  5     -     Other  Information


          Item  6     -     Exhibits  and  Reports  on  Form  8-K

                           (a)     Exhibits
                                   Not  Applicable

                           (b)     Reports  on  Form  8-K
                                   Not  Applicable,